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                                                Filed Pursuant to Rule 424(b)(3)
                                                   Registration No. 333-25575-01
Pricing Supplement Dated March 18, 1999
(To Prospectus dated July 29, 1997 and
Prospectus Supplement dated May 29, 1998)

                       SUMMIT PROPERTIES PARTNERSHIP, L.P.
                         Medium-Term Notes - Fixed Rate
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Principal Amount: $25,000,000    Interest Rate: 7.59%          Issue Price: 100%

Agent's Discount Commission: .625%           Original Issue Date: March 23, 1999

Stated Maturity Date: March 16, 2009

Net Proceeds to Issuer: $24,843,750
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Interest Payment Dates: September 16 and March 16

Redemption:
/X/ The Notes cannot be redeemed prior to the Stated Maturity Date.
/ / The Notes may be redeemed prior to the Stated Maturity Date.
    Initial Redemption Date:
    Initial Redemption Percentage:
    Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:
/X/ The Notes cannot be repaid prior to the Stated Maturity Date.
/ / The Notes can be repaid prior to the Stated Maturity Date at the option of the Holder of the Notes.
    Optional Repayment Dates:
    Repayment Price:  ____%

Currency:
    Specified Currency: U.S. Dollars
    (If other than U.S. Dollars, see attached)
    Minimum Denominations:
    (Applicable only if Specified Currency is other than U.S. Dollars)

Original Issue Discount ("OID"):     Yes / /    No /X/
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period:

Form: /X/  Book-Entry   / /  Certificated

Agent: /X/ J.P. Morgan Securities Inc.     / / Merrill Lynch, Pierce, Fenner &
                                               Smith Incorporated

       / / First Union Capital Markets,    / / Morgan Stanley & Co. Incorporated
           a division of Wheat First
           Securities, Inc.

Agent acting in the capacity as indicated below:
       / /    Agent          /X/    Principal

If as Principal:
     / / The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
     /X/ The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

If as Agent:
         The Notes are being offered at a fixed initial public offering price of ___% of Principal Amount.

Exchange Rate Agent: N/A

Other Provisions: None